SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

[Amendment No.         ]

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
PROLONG INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement)
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PROLONG INTERNATIONAL CORPORATION

6 Thomas

Irvine, California 92618

October 24, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Prolong International Corporation (the “Company”) to be held at 10:00 A.M. on Wednesday, December 3, 2003 at the Hilton Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612.

At the Annual Meeting you will be asked to elect two directors of the Company, and to approve the appointment of Haskell & White LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003. These matters are described in detail in the accompanying Notice of Annual Meeting and Proxy Statement. In addition, we will be pleased to report on the affairs of the Company and a discussion period will be provided for questions and comments of general interest to stockholders. We look forward to greeting personally those stockholders who are able to be present at the Annual Meeting.

However, whether or not you plan to be with us at the Annual Meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

Very truly yours,

/s/ Elton Alderman

Elton Alderman

President, Chief Executive Officer and Chairman of

the Board of Directors

PROLONG INTERNATIONAL CORPORATION

6 Thomas

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on December 3, 2003

TO THE STOCKHOLDERS OF PROLONG INTERNATIONAL CORPORATION:

The 2003 Annual Meeting of Stockholders (the “Annual Meeting”) of Prolong International Corporation (the “Company”) will be held at 10:00 A.M. on Wednesday, December 3, 2003 at the Hilton Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, for the following purposes as more fully described in the accompanying Proxy Statement:

(1)	To elect two (2) Class II directors to serve until the 2006 Annual Meeting of Stockholders;

(2)	To ratify the appointment of Haskell & White LLP as independent auditors of the Company for the fiscal year ending December 31, 2003; and

(3)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on October 20, 2003 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting in person may revoke their proxy and vote their shares in person. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

By Order of the Board of Directors

/s/ Thomas C. Billstein

Thomas C. Billstein

Secretary

Irvine, California

October 24, 2003

Please sign and return the enclosed proxy promptly.

PROLONG INTERNATIONAL CORPORATION

6 Thomas

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 3, 2003

This Proxy Statement is furnished to the holders of Common Stock, par value $.001 per share (the “Common Stock”), of Prolong International Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company of the enclosed proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, December 3, 2003 (the “Annual Meeting”), or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters, which will come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be mailed to stockholders on or about October 20, 2003 and will be solicited chiefly by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of Common Stock and will reimburse them for their reasonable expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone, facsimile or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum at the Annual Meeting otherwise might not be obtained.

Revocability and Voting of Proxy

A proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Any stockholder who gives a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Attendance and voting at the Annual Meeting in and of itself will not constitute a valid revocation of a proxy. All proxies properly executed and returned will be voted in accordance with the instructions specified thereon. If no instructions are given, proxies will be voted FOR approval of Proposal Nos. 1 and 2 as set forth in the accompanying Notice of Annual Meeting of Stockholders.

Record Date and Voting Rights

Only stockholders of record at the close of business on October 20, 2003 are entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. On October 20, 2003, there were 29,789,598 shares of Common Stock outstanding; each such share is entitled to one vote on each of the matters to be presented at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

Proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on Proposal Nos. 1 and 2 is discussed under each respective Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 10, 2003 by (i) each stockholder who is known by the Company to own beneficially more than five percent of the Company’s outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each of the Company’s executive officers named in the Summary Compensation Table (see “Executive Compensation”) and (iv) by all executive officers and directors of the Company as a group. The information as to each person or entity has been furnished by such person or group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Class
Elton Alderman	4,066,600	(3)	13.6%
Carol A. Auld	3,644,999	(4)	12.2%
Thomas C. Billstein	1,588,050	(5)	5.3%
Nicholas M. Rosier	131,250	(6)	*
Richard L. McDermott	79,500	(7)	*
Anthony J. Azavedo	10,000		*
Richard E. Solomon	625,000	(8)	2.1%
All officers and directors as a group (6 persons) (9)	6,500,400	(10)	21.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of such beneficial owner is the Company’s principal executive offices, 6 Thomas, Irvine, California 92618.

(2)	Beneficial ownership as reported in the table above has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of October 10, 2003, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3)	Includes 170,000 shares of Common Stock subject to options exercisable within 60 days of October 10, 2003. Excludes 1,500,000 shares subject to an Option Agreement with Carol Auld TTEE U/A DTD 5/13/99 pursuant to which, prior to December 31, 2004, Mr. Alderman may purchase some or all of such shares at an exercise price of $1.00 per share.

(4)	Carol Auld obtained beneficial ownership of 3,644,999 shares following the death of her husband, Edwin C. Auld Jr., on February 8, 1996 and as a result of the subsequent settlement of his estate. Includes 1,500,000 shares subject to an Option Agreement with Elton Alderman pursuant to which, prior to December 31, 2004, Ms. Auld may sell some or all of such shares at an exercise price of $1.00 per share.

(5)	Includes 83,750 shares of Common Stock subject to options exercisable within 60 days of October 10, 2003.

(6)	Includes 106,250 shares of Common Stock subject to options exercisable within 60 days of October 10, 2003.

(7)	Consists of 70,000 and 9,500 shares of Common Stock subject to options and warrants, respectively, exercisable within 60 days of October 10, 2003.

(8)	Consists of 625,000 shares of Common Stock subject to warrants exercisable within 60 days of October 10, 2003.

(9)	Includes shares held by Messrs. Alderman, Billstein, Rosier, McDermott, Solomon, and Azavedo.

(10)	Includes 1,064,500 shares of Common Stock subject to options and warrants exercisable within 60 days of October 10, 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Restated Bylaws (the “Bylaws”) provide that the members of the Company’s Board of Directors be divided into three classes serving staggered three-year terms, designated Class I, Class II and Class III, respectively. Nevada law requires that at least one-fourth (1/4) of the Board of Directors be elected annually. At each Annual Meeting, directors shall be elected for a three-year term to succeed the directors of the class whose terms then expire.

Pursuant to Nevada law and the Company’s Bylaws, the number of directors constituting each class shall be fixed from time to time by a resolution duly adopted by the Board of Directors. The Company’s Bylaws provide that the aggregate number of directors shall be no less than three nor more than nine. Currently, the Board of Directors has authorized two directors in each class, or a total of six directors. At the 2003 Annual Meeting, two Class II directors, will be elected to hold office for three-year terms expiring at the 2006 Annual Meeting.

Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the nominee named below. The three remaining directors will continue in office in accordance with their previous elections until the expirations of the terms of the classes at the 2004 and 2005 Annual Meetings, as the case may be.

The nominees have indicated that they are willing and able to serve as directors, if elected. If the nominees become unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees will be unavailable to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Class II

(Directors nominated for office with a term expiring in 2006)

Name	Age	Director Since
Richard E. Solomon	56	2003
Anthony J. Azavedo	60	2003

Richard E. Solomon was appointed as a member of the Company’s Board of Directors on February 19, 2003. Mr. Solomon has been President of Axis Clothing Corporation since he founded the company in 1989. Mr. Solomon has over 25 years’ experience in the garment industry. Mr. Solomon serves on the Company’s Board of Directors as a representative selected by certain note holders of the Company’s wholly-owned subsidiary, Prolong Super Lubricants, Inc. (“PSL”). Pursuant to the terms of the agreement entered into between such note holders, PSL and the Company, the note holders are entitled to a representative on the Board of Directors until the notes are fully repaid.

Anthony J. Azavedo was appointed as a member of the Company’s Board of Directors on May 31, 2003. Mr. Azavedo is a certified public accountant and financial advisor and has been engaged in private practice supervising accounting and tax matters for businesses and sole proprietors in Orange County for the past twenty-five years. An entrepreneur, Mr. Azavedo has built his accounting and tax practice to include several hundred clients over the past twenty-five years in Irvine. Mr. Azavedo has helped to promote the growth of his clients businesses, and has been engaged in facilitating the importation of business equipment from foreign companies into the U.S.

Biographical Information For Directors Continuing In Office

Set forth below is biographical information for each of the other directors of the Company whose present terms of office will continue after the 2003 Annual Meeting.

Class III

(Directors continuing in office with a term expiring in 2004)

Name	Age	Director Since
Elton Alderman	65	1995
Thomas C. Billstein	51	1995

Elton Alderman has served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its reorganization in June 1995. Since December 1998, Mr. Alderman has served as a director of Prolong International Holdings Ltd. and Prolong International Ltd. From October 1993 to the present, Mr. Alderman has also served as a director, President and Chief Executive Officer of PSL, the Company’s wholly-owned operating subsidiary. Prior to joining PSL, Mr. Alderman served as the President and Chief Executive Officer of EPL Pro-Long, Inc., the former holder of the patent for the Company’s AFMT formula, from July 1988 until October 1993.

Thomas C. Billstein has served as a director of the Company since its reorganization in June 1995. Since December 1998, Mr. Billstein has served as a director of Prolong International Holdings Ltd. and Prolong International Ltd. Mr. Billstein has also served as the Company’s Vice President and Secretary since February 1996, and the Company’s Chief Operating Officer since April 1, 2000. From October 1993 to the present, Mr. Billstein has also served as a director of PSL, and has served as PSL’s Secretary since February 1996. Prior to joining PSL, Mr. Billstein served as an independent financial and legal consultant to EPL Pro-Long, Inc. from August 1992 until October 1993. Mr. Billstein holds a Bachelor of Science degree in Business Administration with an emphasis in Finance-Investments from California State University, Long Beach. Mr. Billstein attended Whittier College School of Law, where he was awarded the American Jurisprudence Award for Agency Law and graduated with a Juris Doctorate degree in 1978. Mr. Billstein is a member of the State Bar of California.

Class I

(Directors continuing in office with a term expiring in 2005)

Name	Age	Director Since
Richard L. McDermott	56	2001

Richard L. McDermott has served as a director since April 2001. Mr. McDermott has been the President of RLM Properties/RLM Realty since 1975 where he is engaged in consulting with real estate owners in the planning, processing, management, sale and leasing of commercial, industrial and residential real estate properties and land development. Mr. McDermott has been a consultant to the Orange County Transit Authority on real property issues. From 1995 through 1999 Mr. McDermott was the owner and President of Western Maintenance Services, Inc., which provided maintenance, and janitorial services for commercial office buildings in Southern California. Mr. McDermott is a licensed real estate broker in California. Mr. McDermott graduated from the University of Southern California with a Bachelor of Arts degree in 1969 and a Master of Business Administration degree in 1972.

Committees and Meetings of the Board of Directors

The Board of Directors of the Company held 7 meetings during the fiscal year ended December 31, 2002. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

The Audit Committee meets with the Company’s independent auditors to prepare for and to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 2002, the Audit Committee consisted of Mr. Martin, Mr. McDermott and Mr. Orlandella. Assuming the election of Mr. Solomon and Mr. Azavedo, the composition of the Audit Committee of the Board of Directors for 2003 is Mr. Solomon, Mr. McDermott and Mr. Azavedo. None of Mr. Solomon, Mr. McDermott or Mr. Azavedo are or have been officers or employees of the Company and in all other respects meet the qualifications prescribed by the rules of AMEX for members of audit committees. The Audit Committee met four times during 2002 to discuss the annual audit and the quarterly reviews with the Company’s independent auditors. The Audit Committee operates under a written charter.

The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During 2002, the Compensation Committee consisted of Mr. McDermott and Mr. Orlandella. Assuming the election of Mr. Azavedo, the composition of the Compensation Committee of the Board of Directors for 2003 is Mr. McDermott and Mr. Azavedo. The Compensation Committee met one time during 2002.

The Nominating Committee identifies and screens candidates for membership on the Company’s Board of Directors. During 2002, the Nominating Committee consisted of Mr. Alderman and Mr. Billstein. The Nominating Committee met one time during 2002. The Nominating Committee for 2003 is composed of Mr. Alderman and Mr. Billstein.

During the fiscal year ended December 31, 2002, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served and, held during the period for which he was a director or committee member, respectively.

Stockholders may recommend nominees for election as directors by writing to the Chief Executive Officer of the Company.

Directors’ Compensation

Each of the Company’s outside directors receive monthly cash compensation of $1,500, and may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings.

Vote Required

The nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them, a quorum being present, shall be elected as directors. Only votes cast “FOR” a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Broker non-votes and proxies marked “withheld” as to one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominees will not be reduced by such action.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of the Company’s executive officers as of October 10, 2003:

Name	Age	Position
Elton Alderman	65	President and Chief Executive Officer
Thomas C. Billstein	51	Chief Operating Officer and Secretary
Nicholas M. Rosier	58	Chief Financial Officer

Biographical summaries regarding Messrs. Alderman and Billstein have been presented earlier.

Nicholas M. Rosier has served as Chief Financial Officer of the Company and PSL since July 1997. From March 1997 through June 1997, Mr. Rosier served as the Controller of PSL. For the four-year period prior to his joining PSL, Mr. Rosier was the Controller and Financial Accounting Manager of two divisions for DePUY, Inc., a major public manufacturing company in the global orthopedic industry. Prior to that position, Mr. Rosier was the Controller/Director of Finance for thirteen years for Adams Rite Manufacturing Company, a privately owned manufacturer of locks and automotive equipment. Mr. Rosier holds a Bachelors degree in accounting and finance from H.B.S. in Holland.

EXECUTIVE COMPENSATION

Executive Compensation

The following table sets forth the compensation paid in the years ended December 31, 2002, 2001 and 2000 to the Company’s Chief Executive Officer and the Company’s other most highly compensated executive officers whose total salary and bonus during 2002 exceeded $100,000 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Option Grants (#)	All Other Compensation ($)
Elton Alderman President and Chief Executive Officer	2002 2001 2000	184,529 176,835 185,634	— — —	— — —	500,000 — 60,000	— — —

Thomas C. Billstein Chief Operating Officer and Secretary	2002 2001 2000	147,656 149,138 152,956	— — —	— — —	200,000 — 45,000	— — —

Nicholas M. Rosier Chief Financial Officer	2002 2001 2000	105,820 100,588 101,690	— — —	— — —	150,000 — 45,000	— — —

Option Grants in Last Fiscal Year

The following table sets forth information concerning stock options granted to the Named Executive Officers during 2002. The grant date present values of stock options granted in 2002 are calculated under a modified Black-Scholes model, a mathematical formula used to value options. The actual amount, if any, realized upon exercise of stock options will depend upon the amount by which the market price of the Common Stock on the date of exercise exceeds the exercise price. The named executive officers will not be able to realize a gain from the stock options granted unless, during the exercise period, the market price of the Common Stock is above the exercise price of the options. The option holder would also benefit from an increase in the market price of Common Stock.

Name	Number of Securities Underlying Options	% of Total Options Granted To Employees in Fiscal Year	Exercise or Base Price ($/sh)	Expiration Date	Grant Date Present Value $(1)
Elton Alderman	500,000	34.1%	$0.11	4/01/07	$50,000
Thomas C. Billstein	200,000	13.6%	$0.10	4/01/12	$20,000
Nicholas M. Rosier	150,000	10.2%	$0.10	4/01/12	$15,000

(1)	The modified Black-Scholes model used to calculate the hypothetical values at date of grant considers a number of factors to estimate the option’s present value, including the stock’s historic volatility calculated using the closing price of Common Stock, the estimated average holding period of the option, interest rates and the stock’s expected dividend yield. The assumptions used in the valuation of the options were: stock price volatility range of 71.5%—355.7%, average holding period of 120 months and 60 months respectively, interest rate of 5.0% and no dividend yield.

There is no assurance that the hypothetical present values of stock options presented in the table above represent the actual values of the options, and the hypothetical values shown should not be construed as predictions of the future value of Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information regarding option exercises during the fiscal year ended December 31, 2002 by each of the Named Executive Officers:

	Shares Acquired on Exercise #	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Elton Alderman	—	—	30,000	530,000	—	—
Thomas C. Billstein	—	—	22,500	222,500	—	—
Nicholas M. Rosier	—	—	48,750	181,250	—	—

(1)	Value is based on the closing sales price for the Common Stock as reported on the American Stock Exchange on December 31, 2002 (the “Fair Market Value”) minus the exercise price or base price of “in-the-money” options. The Fair Market Value of the Common Stock as of December 31, 2002 was $0.09 per share.

Employment Agreements

On January 21, 2000, the Company entered into an employment agreement with Mr. Alderman for an initial term of 5 years with automatic renewal for successive five-year periods unless either party gives written notice of the non-renewal at least 180 days prior to the expiration of the then-current term. The employment agreement provides for an annual base salary of $180,000 (with minimum annual increases in the base of 10%), an incentive bonus determined in accordance with the Company’s incentive compensation plan, options to purchase 60,000 shares of Common Stock at an exercise price equal to $0.69 per share granted under the Company’s 1997 Stock Incentive Plan, an automobile allowance of up to $1,000 per month and certain other incentives set forth therein. Upon termination of Mr. Alderman’s employment agreement by the Company for reason other than “cause,” as defined in the employment agreement, or by Mr. Alderman for “good reason,” as defined in the employment agreement, Mr. Alderman will be entitled to receive, as severance pay, an amount equal to Mr. Alderman’s current monthly salary multiplied by thirty-six months, plus the payment of certain additional benefits, such as health insurance, for a period of twelve months. Severance pay shall be made fifty percent (50%) in one lump sum with the balance payable in equal installments over a twelve-month period following termination. Mr. Alderman’s employment agreement also contains confidentiality, proprietary rights and dispute resolution provisions.

On January 21, 2000, the Company entered into an employment agreement with Mr. Billstein for an initial term of 4 years with automatic renewal for successive four-year periods unless either party gives written notice of the non-renewal at least 180 days prior to the expiration of the then-current term. The employment agreement provides for an annual base salary of $143,000 (with minimum annual increases in the base of 5%), an incentive bonus determined in accordance with the Company’s incentive compensation plan, options to purchase 45,000 shares of Common Stock at an exercise price equal to $0.63 per share granted under the Company’s 1997 Stock Incentive Plan, an automobile allowance of up to $1,000 per month and certain other incentives set forth therein. Upon termination of Mr. Billstein’s employment agreement by the Company for reason other than “cause,” as defined in the employment agreement, or by Mr. Billstein for “good reason,” as defined in the employment agreement, Mr. Billstein will be entitled to receive, as severance pay, an amount equal to Mr. Billstein’s current monthly salary multiplied by twenty-four months, plus the payment of certain additional benefits, such as health insurance, for a period of twelve months. Severance pay shall be made fifty percent (50%) in one lump sum with the balance payable in equal installments over a twelve-month period following termination. Mr. Billstein’s employment agreement also contains confidentiality, proprietary rights and dispute resolution provisions.

On June 1, 2000, the Company entered into an employment agreement with Mr. Rosier for an initial term of 3 years with automatic renewal for successive one-year periods unless either party gives written notice of the non-renewal at least 180 days prior to the expiration of the then-current term. The employment agreement provides for an annual base salary of $100,000 (with minimum annual increases in the base of 5%), an incentive bonus determined in accordance with the Company’s incentive compensation plan, options to purchase 45,000 shares of Common Stock at an exercise price equal to $0.38 per share granted under the Company’s 1997 Stock Incentive Plan, an automobile allowance of up to $400 per month and certain other incentives set forth therein. Upon termination of Mr. Rosier’s employment agreement by the Company for reason other than “cause,” as defined in the employment agreement, or by Mr. Rosier for “good reason,” as defined in the employment agreement, Mr. Rosier will be entitled to receive, as severance pay, an amount equal to Mr. Rosier’s current monthly salary multiplied by six months, plus the payment of certain additional benefits, such as health insurance, for a period of six months. Mr. Rosier’s employment agreement also contains confidentiality, proprietary rights and dispute resolution provisions.

REPORT OF THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

During 2002, the Compensation Committee of the Board of Directors was comprised of Mr. McDermott and Mr. Orlandella. The following report on executive compensation is furnished by the Compensation Committee for the year ended December 31, 2002.

General Compensation Policy

The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer’s total compensation contingent upon the Company’s performance as well as upon the individual’s contribution to the Company’s success as measured by his personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash and tied to the Company’s achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

Factors

The principal factors which the Compensation Committee and the Board of Directors considered in establishing the components of each executive officer’s compensation package for the 2002 fiscal year are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

Base Salary

The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the 2002 fiscal year on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. On January 21, 2000, the Committee approved employment agreements for the Chief Executive Officer and Vice President whereby the 2000 base salaries were $180,000 and $143,000, respectively. The agreements are for five year and four-year terms, respectively. The Compensation Committee is required to review the base salary on or before February 15 of each year to determine the increase in base salary for the ensuing year. In any event, the agreements provide that the increase shall be no less than 10% or 5%, respectively. Notwithstanding the provisions of the agreements, these base salaries were not changed for 2002 and 2003. On June 1, 2000, the Committee approved an employment agreement for the Chief Financial Officer whereby the 2000 base salary was $100,000. The Compensation Committee is required to review the base salary on or before June 1, of each year to determine the increase in base salary for the ensuing year. The base salary was changed effective June 1, 2002 to $110,000.

Annual Incentive Compensation

Executive officers have an opportunity to earn annual incentives based upon performance targets. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For fiscal year 2002, the performance targets for the executive officers included revenues, pre-tax profits and earnings per share. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question. No bonuses were awarded in 2002.

Long-Term Incentive Compensation

The 1997 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibility and relative position in the Company. Stock options totaling 1,482,500 shares were granted to employees and consultants, of which 850,000 shares were granted to the executive officers during 2002. The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 25% per year starting on the anniversary date of the option grant and are contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ and the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

The Chief Executive Officer participates in the compensation program discussed above. The Compensation Committee set the base salary for Mr. Elton Alderman, the Company’s President and Chief Executive Officer for the 2002 fiscal year, based on his employment agreement and at a level which is designed to provide him with a salary competitive with salaries paid to chief executive officers of similarly-sized companies in the industry and commensurate with Mr. Alderman’s experience. The Compensation Committee did not award an incentive payment to Mr. Alderman in 2002.

Respectfully submitted,

Richard McDermott

Gregory W. Orlandella

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with management. The Audit Committee also has discussed with Haskell & White LLP, the Company’s independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Haskell & White LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Haskell & White LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully Submitted,

Gerry L. Martin

Richard L. McDermott

Gregory W. Orlandella

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2002, the Compensation Committee was comprised of two (2) directors who were neither officers nor employees of the Company, Mr. McDermott and Mr. Orlandella.

CERTAIN TRANSACTIONS

Messrs. Alderman, Billstein and Rosier all hold concurrent positions as officers and/or directors of both the Company and its wholly owned operating subsidiary, Prolong Super Lubricants, Inc., a Nevada corporation (“PSL”).

Mr. Billstein, the Company’s Chief Operating Officer and Secretary, has an outstanding balance from the Company as of October 10, 2003 in the amount of $71,836, for past advances against his annual bonuses. There is no interest charged on these advances. During 2002, the largest amount of advances outstanding was $85,780. It is intended that such advances will be partially repaid to the Company during 2003 and 2004. Any remaining balance on such advances will be offset against bonuses to be paid in fiscal 2004.

In November 2002, Mr. Solomon along with two other investors, invested an aggregate of $750,000 in PSL in exchange for subordinated promissory notes from PSL and warrants to purchase an aggregate of 1,875,000 shares of the Company’s Common Stock at $0.09 per share. The subordinated promissory notes bear interest at a rate of 15%, are amortized over a period of thirty-six months and become due and payable in full on June 30, 2004. Pursuant to the terms of the investment, the investors are entitled to select a director nominee for the Board, who is currently Mr. Solomon, until such time as the notes have been fully repaid.

Other than the related transactions disclosed above, the Company is not aware of any significant transactions or proposed transactions to which the Company or PSL was or is to be a party, in which any director, executive officer, nominee for election as a director, security holder or any member of the immediate family of the persons named above had or is to have a direct or indirect material interest.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Based solely upon its review of the copies of Forms 3 and 4 and amendments thereto furnished to the Company, or written representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company’s Common Stock were made with respect to the Company’s fiscal year ended December 31, 2002, with the following exceptions:

Forms 5 prepared on behalf of Mr. Alderman, Mr. Billstein and Mr. Rosier, respectively to report grants of stock options, were delinquent and filed on April 23, 2002.

STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative stockholder return on the Company’s Common Stock with the cumulative total return of the Russell 2000 Index and an industry peer group identified by the Company (the “Peer Group Index”). The Peer Group Index consists of WD-40 Company and Quaker Chemical Corporation. The Peer Group Index returns consist of the weighted returns of each component issuer according to such issuer’s respective stock market capitalization at the beginning of each period for which a return is indicated.

The graph assumes an investment of $100 in the Company’s Common Stock on September 3, 1997, the date on which the Company’s Common Stock was first registered under the Exchange Act, and an investment in each of the Russell 2000 Index and the Peer Group Index of $100 on September 3, 1997. The graph covers the period from September 3, 1997 through the fiscal year ended December 31, 2002.

The calculation of cumulative stockholder return for the Russell 2000 Index and the Peer Group Index includes reinvestment of dividends. The calculation of cumulative stockholder return on the Company’s Common Stock does not include reinvestment of dividends because the Company did not pay dividends during the measurement period. The performance shown is not necessarily an indicator of future price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN

AMONG PROLONG INTERNATIONAL CORP.,

RUSSELL 2000 INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON SEPT. 3, 1997

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDED DEC. 31, 2002

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors On Executive Compensation, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has recommended, and the Board of Directors has selected, Haskell & White LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2003, and the Board of Directors recommends that stockholders vote for ratification of such appointment. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved the Audit Committee shall reconsider the proposal and submit its recommendation to the Board of Directors.

Haskell & White LLP has audited the Company’s financial statements since its fiscal year ended December 31, 2001. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL

Audit Fees

The aggregate fees billed by Haskell & White LLP for professional services for the audit of the Company’s annual consolidated financial statements for the fiscal year ended December 31, 2002, included in Form 10-K and the review of the condensed consolidated financial statements included in the Company’s Forms 10-Q for fiscal 2002 were $74,530.

Financial Information Systems Design and Implementation Fees

Haskell & White LLP did not provide, and it did not bill and it was not paid any fees for financial information systems design and implementation services in 2002.

All Other Fees

The aggregate fees billed to the Company for all other services rendered by Haskell & White LLP to the Company in fiscal 2002 were $19,975. Such services related primarily to the preparation of the Company’s corporate income tax returns.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Haskell & White LLP and the fees paid therefor in fiscal year 2002 were compatible with maintaining Haskell & White LLP’s independence.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than June 22, 2004 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Under Rule 14a-4, as promulgated under the Securities Exchange Act of 1934, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2004 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until September 5, 2004; thereafter, the Company will use its voting authority as described above.

OTHER MATTERS

The Company has enclosed with this Proxy Statement a copy of Form 10-K for the year ended December 31, 2002.

Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Stockholders who do not expect to attend in person are urged to promptly execute and return the enclosed Proxy.

By Order of the Board of Directors

/s/ Thomas C. Billstein
Thomas C. Billstein Secretary

Irvine, California

October 24, 2003

PROXY

PROLONG INTERNATIONAL CORPORATION

Proxy Solicited by the Board of Directors

Annual Meeting of the Stockholders—December 3, 2003

The undersigned hereby nominates, constitutes and appoints Elton Alderman and Nicholas M. Rosier, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PROLONG INTERNATIONAL CORPORATION which the undersigned is entitled to represent and vote at the 2003 Annual Meeting of Stockholders of the Company to be held at the Hilton Orange County Airport, located at 18800 MacArthur Blvd., Irvine, California 92612, on December 3, 2003, at 10:00 A.M., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2

1.	Election of Directors
☐ FOR	☐ WITHHOLD AUTHORITY
all nominees listed below (except as marked to the contrary below)	to vote for all nominees listed below

Election of the following nominees to serve as directors:

                                   Richard E. Solomon                                      Class II

                                   Anthony J. Azavedo                                      Class II

(Instructions:    To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2.	Ratification of Haskell & White LLP as independent auditors for the fiscal year ending December 31, 2003:

☐    FOR                ☐    AGAINST                ☐    ABSTAIN

3.	In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT—PLEASE SIGN AND DATE AND RETURN PROMPTLY

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” RATIFICATION OF HASKELL & WHITE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

Dated                                                              , 2003

(Signature of stockholder)

Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN

AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.